The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying index supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 2, 2016

Citigroup Global Markets Holdings Inc.	August-----, 2016 Medium-Term Senior Notes, Series N Pricing Supplement No. 2016-USNCH0136 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-192302 and 333-192302-06

Market-Linked Notes Based on the Citi ETF Market Pilot 5 Excess Return Index Due August-----, 2024

Overview

▪	The notes offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the notes do not pay interest. Instead, the notes offer the potential for a positive return at maturity based on the performance of the Citi ETF Market Pilot 5 Excess Return Index (the “Index”) from the initial index level to the final index level.

▪	If the Index appreciates from the initial index level to the final index level, you will receive a positive return at maturity equal to that appreciation multiplied by the upside participation rate specified below. However, if the Index remains the same or depreciates, you will be repaid the stated principal amount of your notes at maturity but will not receive any return on your investment. The notes are designed for investors who are willing to forgo interest on the notes and accept the risk of not receiving any return on the notes in exchange for the possibility of a positive return at maturity based on the performance of the Index. Even if the Index appreciates from the initial index level to the final index level, so that you do receive a positive return at maturity, there is no assurance that your total return at maturity on the notes will compensate you for the effects of inflation or be as great as the yield you could have achieved on a conventional debt security of ours of comparable maturity.

▪	In order to obtain the exposure to the Index that the notes provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the notes if we and Citigroup Inc. default on our obligations. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Index:	The Citi ETF Market Pilot 5 Excess Return Index (ticker symbol: “CIISMP5N”)
Aggregate stated principal amount:	$
Stated principal amount:	$1,000 per note
Pricing date:	August , 2016 (expected to be August 26, 2016)
Issue date:	August , 2016 (three business days after the pricing date)
Valuation date:	August , 2024 (expected to be August 26, 2024), subject to postponement if such date is not an index scheduled trading day
Maturity date:	August , 2024 (expected to be August 29, 2024)
Payment at maturity:	For each note you hold at maturity, the $1,000 stated principal amount plus the note return amount, which will be either zero or positive
Note return amount:

▪  If the final index level is greater than the initial index level:
$1,000 × upside participation rate × index return percentage

▪  If the final index level is less than or equal to the initial index level:
$0

Initial index level:	, the closing level of the Index on the pricing date
Final index level:	The closing level of the Index on the valuation date
Index return percentage:	The percentage change in the closing level of the Index from the pricing date to the valuation date, calculated as follows: (i) final index level minus initial index level divided by (ii) initial index level
Upside participation rate:	300%
Listing:	The notes will not be listed on any securities exchange
CUSIP / ISIN:	17324C7L4 / US17324C7L42
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per note:	$1,000.00	$40.00	$960.00
Total:	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the notes on the pricing date will be at least $880.00 per note, which will be less than the issue price. The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of $40.00 for each $1,000 note sold in this offering. Selected dealers not affiliated with CGMI and their financial advisors will collectively receive from CGMI a fixed selling concession of $40.00 for each $1,000 note they sell. Additionally, it is possible that CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. For more information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying index supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
You should read this pricing supplement together with the accompanying index supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Index Supplement No. IS-01-01 dated August 2, 2016

Prospectus Supplement and Prospectus each dated March 7, 2016

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on the Citi ETF Market Pilot 5 Excess Return Index Due August-----, 2024

Additional Information

This pricing supplement is intended to be read together with the accompanying index supplement, prospectus supplement and prospectus, which are available via the hyperlinks on the cover page of this pricing supplement. The accompanying index supplement, prospectus supplement and prospectus contain important information that is not included in this pricing supplement, including:

•	a more detailed description of the Index, beginning on page IS-28 of the accompanying index supplement;

•	more detailed risk factors relating to the Index, beginning on page IS-11 of the accompanying index supplement;

•	the Index Rules that govern the calculation of the Index, beginning on page IS-113 of the accompanying index supplement;

•	general terms of the notes, including terms relating to the potential postponement of the valuation date and the maturity date upon the occurrence of a market disruption event and terms specifying the consequences of the discontinuance of the Index, beginning on page IS-23 of the accompanying index supplement;

•	considerations for certain employee benefit plans or investors that are investing with assets of such plans, beginning on page IS-50 of the accompanying index supplement; and

•	descriptions of the eligible constituents of the Index, beginning on page IS-58 of the accompanying index supplement.

Certain terms used but not defined in this pricing supplement are defined in the accompanying index supplement.

Summary Index Description

The Index is published by Citigroup Global Markets Limited (the “Index Sponsor”), which is an affiliate of ours.  The Index tracks the hypothetical performance of a rules-based investment methodology that, once each month, selects a hypothetical investment portfolio to track for the next month (referred to as the “Selected Portfolio” for that month).  The Selected Portfolio for each month is selected from a universe of eligible constituents consisting of 12 exchange-traded funds (“ETFs”) representing the following asset classes: global equities, fixed income, commodities, real estate equities and preferred stock. In certain circumstances, the Selected Portfolio may also include (or be composed solely of) a hypothetical money market instrument with a return equal to 3-month U.S. dollar LIBOR, which we refer to as the “Cash Constituent”.  The Index was launched on June 30, 2015 and, therefore, has a limited performance history.

The Index selects the Selected Portfolio for each month using certain concepts drawn from the “modern portfolio theory” approach to asset allocation.  One tenet of modern portfolio theory is that an optimal investment portfolio is one that maximizes expected return for any given level of risk, where “risk” is measured by the expected volatility of the portfolio. The Index seeks to implement this concept by selecting as the Selected Portfolio to track for each month, out of all possible Eligible Market Portfolios, the portfolio that has the highest expected return without exceeding the Index’s target volatility of 5%. The “Eligible Market Portfolios” are all of the possible hypothetical investment portfolios that could be constructed using the eligible ETFs and that comply with the applicable maximum weights listed in the table on the next page.

Although expected return and expected volatility are key concepts in modern portfolio theory, the theory does not prescribe how expected return and expected volatility should be determined. The approach taken by the Index is to determine the expected return and volatility of the Eligible Market Portfolios using historical measures of the returns and volatility of, and the correlation among, the ETFs included in the Eligible Market Portfolios.  Accordingly, the Index’s Selected Portfolio for each month will be the Eligible Market Portfolio that, out of all Eligible Market Portfolios, had the greatest historical return while having a historical volatility that did not exceed 5%. The historical measures used by the Index are based on the exponentially weighted moving average of daily returns of the eligible ETFs over a historical period of approximately one year.  The exponentially weighted moving average of daily returns is a type of average that gives greater weight to more recent returns. The Index uses this exponential weighting in an attempt to give the greatest weight to the most recent trends in the performances of the eligible ETFs.

There can be no assurance that the historical measures used by the Index to select the Selected Portfolio for each month will be indicative of the future performance and volatility of the Selected Portfolio.  If future performance and volatility differ significantly from the historical measures used by the Index, the Selected Portfolio tracked by the Index for any given month may, in hindsight, turn out to have been far from the optimal hypothetical investment portfolio for that month.

If there is no Eligible Market Portfolio with a historical volatility less than or equal to 5%, the Selected Portfolio will not be selected in the manner described above and, instead, will be the Eligible Market Portfolio with the lowest historical volatility (with a pro rata allocation to the Cash Constituent to the extent necessary to reduce historical volatility to 5%).  Furthermore, if the Selected Portfolio otherwise selected would have had a historical performance that is less than 3-month U.S. dollar LIBOR, then the Selected Portfolio will not be selected in the manner described above and instead will be allocated 100% to the Cash Constituent.  In addition, if the Selected Portfolio declines in value by more than 8% over any period of 21 Index Business Days, an “extraordinary rebalancing” will occur and the Selected Portfolio will be reallocated out of its eligible ETFs and 100% into the Cash Constituent. Any portion of the Index that is allocated to the Cash Constituent will experience a net decline as a result of the excess return deduction and index fee described below.

August 2016	PS-2

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on the Citi ETF Market Pilot 5 Excess Return Index Due August-----, 2024

Although the Selected Portfolio may be constructed from eligible ETFs representing a number of different asset classes and market sectors, there is no requirement that the Selected Portfolio be diversified, and it may be concentrated in one or a small number of asset classes and/or market sectors. The Selected Portfolio may consist of as few as two eligible ETFs.

The Index’s target volatility of 5% is a relatively low volatility level for most of the eligible ETFs, which means that the Selected Portfolio for each month may need to have a significant allocation to the fixed income asset class in order to meet the requirement that its historical volatility not exceed 5%. Although the fixed income asset class is typically less volatile than other asset classes such as global equities, commodities, real estate equities and preferred stock, it may also have lower return potential. As a result, in bull markets for the other asset classes, a Selected Portfolio with a significant allocation to the fixed income asset class may significantly underperform an alternative portfolio with a greater allocation to those other asset classes.

The Index is an “excess return” index, which means that the performance of the Cash Constituent is deducted from the performance of the Selected Portfolio in calculating the performance of the Index. The performance of the Index is also reduced by an index fee of 0.75% per annum. The excess return deduction and the index fee will place a drag on the performance of the Index, offsetting any appreciation of the Selected Portfolio, exacerbating any depreciation of the Selected Portfolio and causing the level of the Index to decline steadily if the value of the Selected Portfolio remains relatively constant. In addition, the Index is a “volatility target” index, which means that the Index adjusts its exposure to the excess return performance of the Selected Portfolio, as often as daily, in an attempt to maintain a 20-Day Realized Volatility of 5%.

This section contains only a summary description of the Index and does not describe all of its important features in detail. Before investing in the notes, you should carefully review the more detailed description of the Index contained in the section “Description of the Citi ETF Market Pilot 5 Excess Return Index” in the accompanying index supplement.

Although the Index uses certain concepts drawn from modern portfolio theory, it is important to understand that the Index contains a number of features that are not found in modern portfolio theory or that may be inconsistent with modern portfolio theory, and that the Index may not effectively implement modern portfolio theory.  For further information about this and other important risks relating to the Index, see “Summary Risk Factors—Key Risks Relating to the Index” in this pricing supplement and “Risk Factors Relating to the Notes” in the accompanying index supplement.

The table below lists the eligible ETFs (referred to below as “Eligible Market Constituents”) that may be used to construct the Selected Portfolio to be tracked by the Index for any month as well as the Cash Constituent. We refer to the Eligible Market Constituents, together with the Cash Constituent, as the “Eligible Constituents”. The table also indicates the NYSE Arca ticker and the maximum percentage weight for each Eligible Constituent.

Asset Class	Eligible Constituent	Market Sector	Ticker	Max. % Weight
Eligible Market Constituents
Global Equities	iShares Core S&P 500 ETF	Large-cap U.S. equities	IVV	50%
	Vanguard FTSE Europe ETF	Large-, mid- and small-cap developed European equities	VGK	25%
	iShares MSCI Japan ETF	Large- and mid-cap Japanese equities	EWJ	25%
	Vanguard FTSE Emerging Markets ETF	Large-, mid- and small-cap emerging market equities	VWO	50%
Fixed Income	iShares 20+ Year Treasury Bond ETF	U.S. Treasury bonds with >20-year maturities	TLT	50%
	iShares TIPS Bond ETF	Inflation-protected U.S. Treasury bonds	TIP	10%
	iShares iBoxx $ Investment Grade Corporate Bond ETF	U.S. dollar investment-grade corporate bonds	LQD	25%
	SPDR Barclays High Yield Bond ETF	U.S. dollar below-investment grade corporate bonds	JNK	25%
Real Estate Equities	iShares U.S. Real Estate ETF	Real estate sector of U.S. equity market	IYR	10%
Preferred Stock	iShares U.S. Preferred Stock ETF	U.S.-listed preferred stocks	PFF	10%
Commodities	PowerShares DB Commodity Index Tracking Fund	Selected commodity futures	DBC	10%
	SPDR Gold Trust	Gold bullion	GLD	50%
Cash Constituent
Money Market	Citi 3M Cash Constituent	Money market	N/A	100%

August 2016	PS-3

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on the Citi ETF Market Pilot 5 Excess Return Index Due August-----, 2024

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the initial index level to the final index level.

Market-Linked Notes Payment at Maturity Diagram

Your actual payment at maturity per note will depend on the actual initial index level, which will be determined on the pricing date, and the actual final index level. The examples below are intended to illustrate how your payment at maturity will depend on whether the final index level is greater than or less than the initial index level and by how much. The examples are based on a hypothetical initial index level of 1,600.00 and are for illustrative purposes only.

Example 1—Upside Scenario. The hypothetical final index level is 1,760.00 (an approximately 10.00% increase from the hypothetical initial index level), which is greater than the hypothetical initial index level.

Payment at maturity per note = $1,000 + the note return amount

= $1,000 + ($1,000 × the upside participation rate × the index return percentage)

= $1,000 + ($1,000 × 300.00% × 10.00%)

= $1,000 + $300.00

= $1,300.00

Because the Index appreciated by 10.00% from its hypothetical initial index level to its hypothetical final index level, your total return at maturity in this scenario would be 30.00%.

Example 2—Par Scenario. The hypothetical final index level is 1,440.00 (an approximately 10.00% decrease from the hypothetical initial index level), which is less than the hypothetical initial index level.

August 2016	PS-4

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on the Citi ETF Market Pilot 5 Excess Return Index Due August-----, 2024

Payment at maturity per note = $1,000 + the note return amount

= $1,000 + $0

= $1,000

Because the Index depreciated from its hypothetical initial index level to its hypothetical final index level, the payment at maturity per note would equal the $1,000 stated principal amount per note and you would not receive any positive return on your investment.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the Index. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisers as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Notes” beginning on page IS-7 in the accompanying index supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

Key Risks Relating to the Notes

▪	You may not receive any return on your investment in the notes. You will receive a positive return on your investment in the notes only if the Index appreciates from the initial index level to the final index level. If the final index level is equal to or less than the initial index level, you will receive only the stated principal amount of $1,000 for each note you hold at maturity. As the notes do not pay any interest, even if the Index appreciates from the initial index level to the final index level, there is no assurance that your total return at maturity on the notes will be as great as could have been achieved on conventional debt securities of ours of comparable maturity.

▪	The notes do not pay interest. Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity. You should not invest in the notes if you seek current income during the term of the notes.

▪	Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms if the Index declines or does not appreciate sufficiently from the initial index level to the final index level. This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. This potential loss in real value terms is significant given the 8-year term of the notes. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

▪	Your payment at maturity depends on the closing level of the Index on a single day. Because your payment at maturity depends on the closing level of the Index solely on the valuation date, you are subject to the risk that the closing level of the Index on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the notes. If you had invested in another instrument linked to the Index that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the Index, you might have achieved better returns.

▪	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

▪	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

August 2016	PS-5

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on the Citi ETF Market Pilot 5 Excess Return Index Due August-----, 2024

▪	Sale of the notes prior to maturity may result in a loss of principal. You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

▪	The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the Index and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

■	The estimated value of the notes would be lower if it were calculated based on our secondary market rate. The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the notes, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

▪	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

▪	The value of the notes prior to maturity will fluctuate based on many unpredictable factors. The value of your notes prior to maturity will fluctuate based on the level and volatility of the Index and a number of other factors, including general market interest rates, the time remaining to maturity of the notes and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the level of the Index may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

August 2016	PS-6

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on the Citi ETF Market Pilot 5 Excess Return Index Due August-----, 2024

▪	Our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in the notes and may do so in the future, and any such research, opinions or recommendations could adversely affect the level of the Index. CGMI and other of our affiliates may publish research from time to time relating to the financial markets, any of the Eligible Market Constituents of the Index or the hypothetical investment methodology of the Index. Any research, opinions or recommendations provided by CGMI may influence the price of any Eligible Market Constituent, and they may be inconsistent with purchasing or holding the notes. CGMI and other of our affiliates may have published or may publish research or other opinions that call into question the investment view implicit in an investment in the notes. Any research, opinions or recommendations expressed by such affiliates of ours may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the constituents of the Index, the Index itself and the merits of investing in the notes.

▪	The price of an Eligible Market Constituent or the level of the Index may be affected by our or our affiliates’ hedging and other trading activities. In anticipation of the sale of the notes, we expect to hedge our obligations under the notes directly or through one of our affiliates, which may involve taking positions directly in the Eligible Market Constituents of the Index or other instruments that may affect the price of the Eligible Market Constituents. We or our counterparties may also adjust this hedge during the term of the notes and close out or unwind this hedge on or before the valuation date, which may involve, among other things, us or our counterparties purchasing or selling the Eligible Market Constituents or such other instruments. This hedging activity on or prior to the pricing date could potentially affect the price of the Eligible Market Constituents or underlying assets on the pricing date and, accordingly, potentially increase the initial index level, which may adversely affect your return on the notes. Additionally, this hedging activity during the term of the notes, including on or near the valuation date, could negatively affect the level of the Index and, therefore, adversely affect your payment at maturity on the notes. This hedging activity may present a conflict of interest between your interests as a holder of the notes and the interests we and/or our counterparties, which may be our affiliates, have in executing, maintaining and adjusting hedging transactions. These hedging activities could also affect the price, if any, at which CGMI or, if applicable, any other entity may be willing to purchase your notes in a secondary market transaction.

We and our affiliates may also trade the Eligible Market Constituents, the underlying assets held by the Eligible Market Constituents and/or other instruments that may affect the price of the Eligible Market Constituents on a regular basis (taking long or short positions or both), for our or their accounts, for other accounts under management or to facilitate transactions, including block transactions, on behalf of customers. As with our or our affiliates’ hedging activity, this trading activity could affect the price of the Eligible Market Constituents on the valuation date and, therefore, adversely affect the performance of the Index and the notes.

It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.

▪	We and our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our or our affiliates’ business activities. We or our affiliates may currently or from time to time engage in business with a company whose securities are held by an Eligible Market Constituent of the Index (each, a “relevant company”). These activities may include extending loans to, making equity investments in or providing advisory services to a relevant company, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about a relevant company and we will not disclose any such information to you. We do not make any representation or warranty to any purchaser of the notes with respect to any matters whatsoever relating to our or our affiliates’ business with any relevant company. If we or any of our affiliates are or become a creditor of a relevant company or otherwise enter into any transaction with a relevant company in the regular course of business, we or such affiliate may exercise remedies against that relevant company without regard to the impact on your interests as a holder of the notes. In addition, we or our affiliates may make equity investments in a relevant company, which may have a dilutive impact on, and therefore reduce, that relevant company’s share price.

▪	The notes calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes. If certain events occur, CGMI, as notes calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the notes calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes. Such judgments could include, among other things:

▪	determining whether a market disruption event exists on the valuation date with respect to any Eligible Market Constituent then included in the Index;

▪	if the Index Level is not published by the Index Calculation Agent or if a market disruption event exists with respect to any Eligible Market Constituent then included in the Index on the valuation date, determining the closing level of the Index with respect to that date, which may require us to make a good faith estimate of the closing price of one or more underlying Eligible Market Constituents if the market disruption event is continuing on the Backstop Date; and

▪	selecting a Successor Index or performing an alternative calculation of the closing level of the Index if the Index is discontinued.

August 2016	PS-7

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on the Citi ETF Market Pilot 5 Excess Return Index Due August-----, 2024

Any of these determinations made by us, in our capacity as notes calculation agent, may adversely affect any payment owed to you under the notes.

▪	Discontinuance of the Index could adversely affect the value of the notes. The Index Sponsor is not required to publish the Index throughout the term of the notes. The Index Sponsor may determine to discontinue the Index, among other reasons, as a result of the occurrence of a Regulatory Event. See “Description of the Citi ETF Market Pilot 5 Excess Return Index” in the accompanying index supplement for more information. If the Index is discontinued, the notes calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued Index and is not precluded from considering other indices that are calculated and published by the notes calculation agent or any of its affiliates. Any such successor index may not perform favorably.

If the notes calculation agent does not select a successor index, then the closing level of the Index will be calculated from and after the time of discontinuance based on the Eligible Constituents that are included in the Index at the time of discontinuance, without any rebalancing or substitution of such Eligible Constituents after such discontinuance and without giving effect to the Index’s extraordinary rebalancing feature. In such an event, the level that is used as the closing level of the Index will cease to reflect the Index’s portfolio selection methodology and instead will track the excess return performance of a fixed portfolio of notional assets, which will consist of the Eligible Constituents included in the Index (or those Eligible Constituents that would have been included the Index but for the event that resulted in such discontinuance of the Index) immediately prior to such discontinuance, each having the weight it had (or would have had) immediately prior to such discontinuance. That level may perform unfavorably after the discontinuance. In addition, in such an event, even though the Index will no longer apply its portfolio selection methodology, the index fee will continue to be deducted. If the Index was allocated 100% to the Cash Constituent at the time of discontinuance, then the level that is used as the closing level of the Index thereafter would be based on the performance of the Cash Constituent less the excess return deduction and the index fee. Since the excess return deduction will offset the return on the Cash Constituent, and since the index fee would also continue to be deducted, the level that is used as the closing level of the Index in this circumstance would continually decline through to the maturity date.

Key Risks Relating to the Index

The following is a summary of key risks relating to the Index. The summary below should be read together with the more detailed risk factors relating to the Index described in “Risk Factors Relating to the Notes” in the accompanying index supplement. The following discussion of risks should also be read together with the section “Description of the Citi ETF Market Pilot 5 Excess Return Index” in the accompanying index supplement, which defines and further describes a number of the terms and concepts referred to below.

▪	The Index may not be successful and may underperform alternative investment strategies. There can be no assurance that the Index will achieve positive returns. The Index tracks the hypothetical performance of a rules-based investment methodology that, once each month, selects a hypothetical investment portfolio (the Selected Portfolio) to track for the next month. The performance of the Index over that next month will depend on the performance of the Selected Portfolio over that time period, minus an excess return deduction and an index fee, and subject to a volatility targeting feature that may adjust the Index’s exposure to the excess return performance of the Selected Portfolio on a daily basis in an attempt to maintain a 20-Day Realized Volatility of 5%. If the Selected Portfolio declines in value, the Index level will also decline. Even if the Selected Portfolio increases in value, the Index level will nevertheless decline if the excess return deduction and index fee are greater than the increase in value of the Selected Portfolio. The performance of the Index may be less favorable than alternative investment strategies that could have been implemented, including an investment in a passive index fund.

▪	The hypothetical investment methodology tracked by the Index may not produce favorable returns. Once each month, the Index selects as the Selected Portfolio to track for the next month the Eligible Market Portfolio that, out of all possible Eligible Market Portfolios, had the greatest historical performance without exceeding the Index’s target volatility of 5% (except as otherwise described below). The performance of the Index over the next month will then be based on the performance of that Selected Portfolio, minus an excess return deduction and an index fee, and subject to a volatility targeting feature. This hypothetical investment methodology may not produce favorable returns for a number of reasons, including the following:

•	Historical performance may be a poor indicator of future performance. A fundamental assumption of the Index is that the historical performance of the Eligible Market Portfolios, as measured by the Index, may be an accurate predictor of their future performance. Accordingly, each month, the Index seeks to select as the Selected Portfolio to track for the next month the Eligible Market Portfolio that had the greatest exponentially weighted moving average of daily returns over the previous year, while having an exponentially weighted moving average volatility over that year not in excess of 5%.

However, the fact that the Selected Portfolio performed favorably over the past year does not mean that it will necessarily continue to perform favorably over the next month. Future market conditions may differ from past market conditions, and the conditions that may have caused the favorable past performance may no longer exist. Moreover, past appreciation may not necessarily be an indicator of future appreciation even if future market conditions do not differ materially from past market

August 2016	PS-8

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on the Citi ETF Market Pilot 5 Excess Return Index Due August-----, 2024

conditions. The efficient market hypothesis, a well-known theory in academic financial literature, states that the market is efficient and that current asset prices reflect all available relevant information. If true, the efficient market hypothesis implies that any perceived historical trend in the performance of any Eligible Market Portfolio should not be an accurate predictor of its future performance. If the past performance of the Selected Portfolio proves not to be an accurate indicator of its actual performance over the next month, then the Selected Portfolio followed by the Index for any given month may, in hindsight, turn out to have been far from the optimal hypothetical investment portfolio for that month, and the Index may perform poorly.

By continually seeking to track the last year’s optimal portfolio, the Index may perpetually “buy high”. By the time the Index hypothetically invests in a Selected Portfolio each month, the Selected Portfolio may already have experienced significant appreciation, and the Index may therefore perpetually make hypothetical investments in portfolios when they are expensive, which may lead to poor returns.

•	Historical volatility may be a poor indicator of future volatility and risk. The Index seeks to take on a defined and limited degree of expected risk by selecting as the Selected Portfolio an Eligible Market Portfolio with an expected risk that does not exceed a pre-defined level. The Index measures the expected risk of an Eligible Market Portfolio based on its historical volatility. However, there can be no assurance that the historical volatility of the Selected Portfolio will be indicative of its future volatility. As a result, the measure of expected risk used by the Index may not be an accurate measure. Moreover, it is important to understand that, although the Index uses historical volatility as a measure of expected risk, historical volatility is not an indication of how likely it is that any Eligible Market Portfolio will decline over the next month. The fact that the Selected Portfolio may have had a historical volatility of 5% over the past year does not mean that there is a 5% chance that the Selected Portfolio will decline over the next month. Even a Selected Portfolio with a low historical volatility may experience significant declines in the future.

•	The particular ways in which the Index measures historical performance and volatility may not accurately capture any trend in the performance and volatility of the Eligible Market Portfolios. The Index measures the historical performance and volatility of the Eligible Market Portfolios over the past year. That time period may be too long, and performance earlier in the year may mask more recent trends in performance and volatility. Although the Index uses an exponentially weighted moving average of daily returns to determine the historical performance and volatility of the Eligible Market Portfolios, which gives more weight to more recent performance in an attempt to capture more recent trends, there can be no assurance that this will be successful.

Furthermore, the exponentially weighted moving average of daily returns of an Eligible Market Portfolio is simply the average of daily returns of the Eligible Market Portfolio over the relevant one-year period, where more recent daily returns have exponentially greater weight than daily returns earlier in the year. This measure is not a measure of total performance over the relevant period. The exponentially weighted moving average of daily returns could show positive historical performance even if the relevant Eligible Market Portfolio has declined overall from the beginning to the end of the past year, or over any more recent period, and vice versa. Therefore, the exponentially weighted moving average of daily returns could indicate that an Eligible Market Portfolio is in a positive trend even if other measures would indicate a negative trend. If the Index fails to correctly identify the trend in the performance of the Eligible Market Portfolios, then the Selected Portfolio followed by the Index for any given month may, in hindsight, turn out to have been far from the optimal hypothetical investment portfolio for that month, and the Index may perform poorly.

•	The Index may be subject to “whipsaws” in “choppy” markets. Past performance is particularly likely to be a poor indicator of future performance in “choppy” markets, which are characterized by short-term volatility and the absence of consistent long-term performance trends. In such markets, strategies that use past performance as an indicator of future performance, such as that followed by the Index, are subject to “whipsaws,” which occur when the market reverses and does the opposite of what is indicated by past performance. In these market conditions, the Index will select a Selected Portfolio assuming a trend in one direction, only to have the trend reverse and move in the other direction. The Index may experience significant declines in such market conditions.

•	The excess return deduction and index fee will adversely affect Index performance. The Index is an “excess return” index, which means that, in calculating the performance of the Index, the daily performance of the Selected Portfolio tracked by the Index will be reduced by the performance of the Cash Constituent. The Cash Constituent is a hypothetical money market instrument with a return equal to 3-month U.S. dollar LIBOR. Although many factors may affect the level of 3-month U.S. dollar LIBOR, one important factor is the monetary policy of the Federal Reserve. If the Federal Reserve raises its federal funds target rate, the level of 3-month U.S. Dollar LIBOR is very likely to rise. Although the Federal Reserve maintained the federal funds target rate at relatively low levels in recent years, the Federal Reserve has begun to raise the federal funds target rate and may do so further at any time and, as a result, 3-month U.S. dollar LIBOR may rise, perhaps significantly. In the period since January 1, 2006, 3-month U.S. dollar LIBOR has been as high as 5.725% per annum. The level of 3-month U.S. dollar LIBOR may return to or exceed that level in the future. If the Federal Reserve raises interest rates (specifically, its federal funds target rate), or if 3-month U.S. dollar LIBOR rises for any other reason, the excess return performance of the Selected Portfolio (and, therefore, the performance of the Index) will be adversely affected. In addition to the excess return deduction, an index fee of 0.75% per annum is deducted in the calculation of the Index.

August 2016	PS-9

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on the Citi ETF Market Pilot 5 Excess Return Index Due August-----, 2024

The excess return deduction and the index fee will place a drag on the performance of the Index, offsetting any appreciation of the Selected Portfolio, exacerbating any depreciation of the Selected Portfolio and causing the level of the Index to decline steadily if the value of the Selected Portfolio remains relatively constant.

•	In certain circumstances, the Index will select as the Selected Portfolio for a given month the Eligible Market Portfolio with the lowest historical volatility, without regard to historical performance. For any given month, if there is no Eligible Market Portfolio with a historical volatility that is less than or equal to 5%, the Selected Portfolio for that month will not be the Eligible Market Portfolio that maximizes historical performance for its level of risk, but rather will be the Eligible Market Portfolio with the lowest historical volatility, regardless of historical performance (and with a pro rata allocation to the Cash Constituent to reduce its historical volatility to 5%). In this circumstance, the Selected Portfolio would not be determined in a way that seeks to maximize expected returns given the volatility target, but instead would be determined in a manner designed to minimize historical volatility. The Selected Portfolio so chosen may have had poor historical performance and may continue to have poor performance in the future. In addition, any portion of the Selected Portfolio that is allocated to the Cash Constituent in order to reduce its historical volatility to 5% will experience a net decline after giving effect to the excess return deduction and the index fee.

•	In certain circumstances, the Selected Portfolio will consist 100% of the Cash Constituent, and in these circumstances the Index will decline. If the Eligible Market Portfolio that is otherwise identified as the Selected Portfolio for any given month has a historical performance that is less than 3-month U.S. dollar LIBOR on the relevant monthly Selection Day, that Eligible Market Portfolio will not be the Selected Portfolio and the Selected Portfolio will instead consist of a 100% allocation to the Cash Constituent. If 3-month U.S. dollar LIBOR rises, this provision may be triggered with increasing frequency. In addition, if an Extraordinary Rebalancing Event occurs as a result of a decline of more than 8% in the value of the Selected Portfolio over any 21 Index Business Day period, the Eligible Market Constituents in the Selected Portfolio will be replaced with a 100% allocation to the Cash Constituent.

The Cash Constituent reflects a positive accrual at a rate equal to 3-month U.S. dollar LIBOR. The excess return deduction reflects a deduction at the same rate, completely offsetting the positive accrual of the Cash Constituent. Although the Cash Constituent and the excess return deduction will offset each other, resulting in no net change, the index fee will continue to be deducted. As a result, at any time when the Index has 100% exposure to the Cash Constituent, the Index will steadily decline at a rate equal to the index fee. One consequence of this is that the reallocation to the Cash Constituent as a result of an Extraordinary Rebalancing Event will lead to continuing declines in the level of the Index. The Index will continue to decline following an Extraordinary Rebalancing Event even in circumstances in which the original Selected Portfolio would have rebounded and recovered from earlier losses, so that the Index would have performed better had the reallocation into the Cash Constituent not occurred.

•	The Index’s target volatility of 5% may limit its appreciation potential because it may result in Selected Portfolios with significant allocations to the fixed income asset class, which may underperform alternative portfolios more heavily weighted toward equities, commodities, real estate equities and/or preferred stock. Each month, the Index will select as the Selected Portfolio an Eligible Market Portfolio with a historical volatility that does not exceed 5% (unless there is no such Eligible Market Portfolio, in which case the Index will select the Eligible Market Portfolio with the lowest historical volatility). You should understand that, by recent historical standards, a 5% volatility would be relatively low for a portfolio of equities, commodities, real estate equities and/or preferred stock, which means that a significant allocation to the fixed income asset class, which is typically less volatile than equities, commodities, real estate equities and preferred stock, may frequently be needed in order for a hypothetical investment portfolio to achieve a historical volatility that does not exceed 5%. Therefore, the 5% target volatility may tend to cause the Selected Portfolio to have a greater allocation to the fixed income asset class than it would if there were a higher target volatility. The Selected Portfolio may allocate up to 100% of its exposure to the fixed income asset class, and as much as 60% of its exposure to Eligible Market Constituents holding U.S. Treasury bonds alone. Although fixed income instruments are typically less volatile than equities, commodities, real estate equities and preferred stock, they may also have lower return potential. As a result, in bull markets for equities, commodities, real estate equities and/or preferred stock, a Selected Portfolio with a significant allocation to the fixed income asset class may significantly underperform an alternative portfolio with a greater allocation to equities, commodities, real estate equities and/or preferred stock.

In addition, if the Selected Portfolio has a relatively high allocation to the fixed income asset class, it will be particularly sensitive to factors that adversely affect the value of fixed income instruments, such as an increase in interest rates or inflation or declining perceptions of credit quality of the U.S. government or the underlying corporate issuers. It is important to understand that a relatively low target volatility does not mean that the Index is less likely to decline than it would be if it had a higher target volatility. In fact, a low-volatility portfolio may decline in value even while a high-volatility portfolio appreciates. For example, in a bull market in equities that is accompanied by rising interest rates, a portfolio heavily weighted toward the fixed income asset class might decline in value as a result of the rising interest rates, while a portfolio heavily weighted toward equities would appreciate.

August 2016	PS-10

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on the Citi ETF Market Pilot 5 Excess Return Index Due August-----, 2024

•	The Selected Portfolio may not be a diversified portfolio, and the Eligible Market Constituents in the Selected Portfolio may become correlated in decline, especially in times of financial stress. Although the Eligible Market Constituents cover a number of different asset classes and market sectors, there is no requirement that the Selected Portfolio be a diversified portfolio. The Selected Portfolio may allocate as much as 100% of its exposure to a single asset class at any time, and may consist of as few as only two Eligible Market Constituents. At any time when the Selected Portfolio is concentrated in any one asset class, it will be subject to the risks affecting that asset class on a concentrated basis. Moreover, even when the Selected Portfolio is allocated among a number of different asset classes, these asset classes may prove to be correlated with each other in decline, which means that they may all decline at the same time. In that case, you would not receive any benefits from diversification. Especially in times of financial stress, previously uncorrelated asset classes may suddenly become correlated in decline, which may result in significant declines in the level of the Index.

•	The Selected Portfolio may be composed of Eligible Market Constituents in a number of different asset classes and market sectors, and they may offset each other. Over any given period of time, some of the Eligible Market Constituents in the Selected Portfolio may appreciate and others may depreciate. The performance of the depreciating Eligible Market Constituents will offset the performance of any appreciating Eligible Market Constituents. The target volatility of 5% is likely to favor Selected Portfolios with a relatively low degree of historical correlation among its Eligible Market Constituents, because lower correlation among Eligible Market Constituents results in lower volatility overall for an Eligible Market Portfolio. If that historical relationship for the Eligible Market Constituents holds in the future, that may increase the likelihood that some Eligible Market Constituents in the Selected Portfolio will have less favorable performance that will significantly dampen more favorable performance by other Eligible Market Constituents in the Selected Portfolio.

•	The Index’s volatility targeting feature may adversely affect Index performance. In addition to selecting a Selected Portfolio with a historical volatility that does not exceed 5%, the Index seeks to maintain a 5% volatility by adjusting its exposure to the excess return performance of the Selected Portfolio on a daily basis. At any time when the 20-Day Realized Volatility of the excess return performance of the Selected Portfolio is greater than 5%, the Index will reduce its exposure to that performance (i.e., its VT Exposure) below 100%. The difference between the VT Exposure and 100% will be effectively uninvested and will not accrue any interest or other return. After giving effect to the deduction of the index fee, that effectively uninvested portion of the Index will experience a net decline. In addition, at any time when the VT Exposure is less than 100%, the Index will not fully participate in any appreciation in the excess return performance of the Selected Portfolio. Alternatively, at any time when 20-Day Realized Volatility is less than 5%, the Index will increase the VT Exposure to an amount greater than 100%, subject to a maximum VT Exposure of 120%. At any time when the VT Exposure is greater than 100%, the Index will participate on a leveraged basis in any decline in the excess return performance of the Selected Portfolio.

•	The Index may fail to maintain a 5% volatility. Although the Index aims to maintain a 20-Day Realized Volatility of 5%, there is no guarantee that it will successfully do so. There is a time lag associated with the Index’s VT Exposure adjustments. Because realized volatility is measured over the period of 20 Index Business Days ending on the second Index Business Day prior to the current day, it may be some period of time before a recent increase in the volatility of the excess return performance of the Selected Portfolio is sufficiently reflected in the calculation of 20-Day Realized Volatility to cause a compensating adjustment in the VT Exposure. During the intervening period, if the increased volatility is associated with a significant decline in the value of the Selected Portfolio, the Index may in turn experience a significant decline without the reduction in exposure to the Selected Portfolio that the volatility targeting feature is intended to trigger.

•	The Selected Portfolio may be composed of risky assets. The Selected Portfolio may include Eligible Market Constituents in the equity, commodity, real estate equities, preferred stock and fixed income asset classes. These are all risky asset classes and may cause the Selected Portfolio to experience significant declines.

•	There is a time lag between the selection of a Selected Portfolio and its inclusion in the Index. The Index identifies the allocation of Eligible Constituents in the Selected Portfolio and rebalances the Index to match that allocation on different days. Sudden market movements may occur in the gap between a monthly Selection Day and the completion of the rebalancing and, while it might be desirable to select a different Selected Portfolio as a result of those market movements, this will not be done.

•	The performance of the Index will be highly sensitive to the specific parameters by which it is calculated. The Index is calculated pursuant to a rules-based methodology that contains a number of specific parameters. These parameters will be significant determinants of the performance of the Index. There is nothing inherent in any of these parameters that necessarily makes them the right specific parameters to use for the Index. If the Index had used different parameters, the Index might have achieved significantly better returns.

▪	The Index and the notes may not be effective ways to implement “modern portfolio theory”. The Index selects a hypothetical investment portfolio to track for each month using certain concepts drawn from the “modern portfolio theory” approach to asset allocation. However, it is important to understand that the Index contains a number of features that are not found in

August 2016	PS-11

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on the Citi ETF Market Pilot 5 Excess Return Index Due August-----, 2024

modern portfolio theory or that are inconsistent with modern portfolio theory, and that the Index and the notes may not be effective ways to implement modern portfolio theory. For example:

•	Modern portfolio theory does not prescribe the manner in which expected return, risk or correlation should be measured, nor does it specify whether 5% is an appropriate level of expected volatility to target. Therefore, although the historical measures of returns, volatility and correlation used by the Index and the 5% volatility target are key features of the Index, they cannot be said to be drawn from modern portfolio theory. Other investment methodologies using the same modern portfolio theory concepts, but that determine expected returns, risk and correlation in different ways or that accept a greater or lesser level of expected risk, may perform significantly better than the Index.

•	There is no single way to implement the concepts of modern portfolio theory, and the approach reflected in the Index may not be as successful as other approaches to implementing modern portfolio theory.

•	The Index does not construct hypothetical investment portfolios from all assets that would be available to an investor, but only from the limited universe of Eligible Constituents.

•	The Index applies weighting constraints to the percentage weights that may be assigned to Eligible Market Constituents, which may result in the selection of a Selected Portfolio that is different from the hypothetical investment portfolio that would be selected in the absence of those constraints.

•	If no Eligible Market Portfolio has a historical volatility that is less than or equal to 5%, the Selected Portfolio for any given month will not be selected pursuant to concepts drawn from modern portfolio theory, but instead will be the Minimum Volatility Portfolio. In addition, if the Selected Portfolio otherwise chosen has a historical performance below the rate of 3-month U.S. dollar LIBOR, or if an Extraordinary Rebalancing Event occurs, the Selected Portfolio will be allocated 100% into the Cash Constituent.

•	The Index’s excess return deduction and the index fee will exert a drag on Index performance. Even if the Selected Portfolio proves to be the optimal portfolio under modern portfolio theory, the Index will always underperform the Selected Portfolio, perhaps significantly.

•	Although the Selected Portfolio may include a number of different asset classes and/or market sectors, an investment in the notes is an investment in a single financial instrument and, therefore, is not a diversified investment. If we default on our obligations under the notes, and Citigroup Inc. defaults on its guarantee obligations, your entire investment would be at risk.

•	Modern portfolio theory does not suggest monthly rebalancing, which may adversely affect Index performance by limiting the exposure of the Index to assets that would otherwise experience long-term appreciation. In addition, the Index’s daily adjustment of VT Exposure may cause the Index to have more or less than 100% exposure to the excess return performance of the Selected Portfolio at any given time.

For these reasons, the Index and the notes may not be effective ways to implement modern portfolio theory and may underperform alternative strategies that could have implemented based on modern portfolio theory.

▪	The Index will be calculated pursuant to a set of fixed rules and will not be actively managed. If the Index performs poorly, the Index Sponsor will not change the rules in an attempt to improve performance.

▪	The Index has limited actual performance information. The Index launched on June 30, 2015. Accordingly, the Index has limited actual performance data. Because the Index is of recent origin with limited performance history, an investment linked to the Index may involve a greater risk than an investment linked to one or more indices with an established record of performance. A longer history of actual performance may have provided more reliable information on which to assess the validity of the Index’s hypothetical investment methodology. However, any historical performance of the Index is not an indication of how the Index will perform in the future.

▪	Hypothetical back-tested Index performance information is subject to significant limitations. All information regarding the performance of the Index prior to June 30, 2015 is hypothetical and back-tested, as the Index did not exist prior to that time. It is important to understand that hypothetical back-tested Index performance information is subject to significant limitations, in addition to the fact that past performance is never a guarantee of future performance. In particular:

•	The Index Sponsor developed the rules of the Index with the benefit of hindsight—that is, with the benefit of being able to evaluate how the Index rules would have caused the Index to perform had it existed during the hypothetical back-tested period. The fact that the Index generally appreciated over the hypothetical back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the Index methodology.

August 2016	PS-12

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on the Citi ETF Market Pilot 5 Excess Return Index Due August-----, 2024

•	The hypothetical back-tested performance of the Index might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the hypothetical back-tested Index performance information is not necessarily representative of the market conditions that will exist in the future.

•	A number of the Eligible Market Constituents did not exist for varying lengths of time prior to December 4, 2007. For any period prior to the date a particular Eligible Market Constituent was created, the back-tested performance of the Index has been calculated using a proxy for the performance of that Eligible Market Constituent. These proxies differ from the corresponding Eligible Market Constituents in a number of important ways. To the extent that the hypothetical back-tested Index performance information utilizes proxy data, it may not reflect how the Index would have performed had the relevant Eligible Market Constituents existed during the relevant time period.

•	Certain of the Eligible Market Constituents have changed the underlying indices that they seek to track, and the underlying indices tracked by certain of the Eligible Market Constituents have made changes to their rules. As a result of these changes, the underlying indices to be tracked in the future by certain of the Eligible Market Constituents differ in certain respects from the underlying indices tracked by the same Eligible Market Constituents during some or all of the back-tested period. The sponsor of any Eligible Market Constituent or its underlying index may make additional changes in the future. The hypothetical back-tested Index performance may not reflect how the Index would have performed had the relevant Eligible Market Constituents tracked the same underlying indices (with the same rules) during the full back-tested period that they will track in the future.

See “Description of the Citi ETF Market Pilot 5 Excess Return Index—Hypothetical Back-Tested Index Performance Information” in the accompanying index supplement for more information. It is impossible to predict whether the Index will rise or fall. The actual future performance of the Index may bear no relation to the historical or hypothetical back-tested levels of the Index.

▪	There are drawbacks associated with tracking the value of ETFs rather than the underlying indices that the ETFs seek to track. The Eligible Market Constituents are ETFs. Each ETF seeks to track the performance of its underlying index before giving effect to fees and expenses of the ETF. After giving effect to these fees and expenses, the performance of each ETF is likely to be less favorable than the performance of the underlying index that it tracks. In addition, the price of the shares of each ETF may not perfectly track the performance of its underlying index or its net asset value per share. As a result, in certain circumstances, the performance of an ETF may diverge significantly from, and may be less favorable than, the performance of its underlying index.

▪	Investors in the notes will not have any ownership or other interest in the Eligible Constituents underlying the Index. The Selected Portfolio is described as a hypothetical investment portfolio because there is no actual portfolio of assets to which any investor is entitled or in which any investor has any ownership or other interest. The Index is merely a mathematical calculation that is performed by reference to hypothetical positions in the Eligible Constituents included in the Selected Portfolio and the other Index Rules.

▪	The Index Calculation Agent is our affiliate, which may give rise to conflicts of interest. The Index Calculation Agent, which is also the Index Sponsor, is our affiliate. Although the Index is rules-based, there are certain circumstances in which the Index Calculation Agent may be required to exercise judgment in calculating the Index, as described in more detail in “Description of the Citi ETF Market Pilot 5 Excess Return Index” in the accompanying index supplement. In exercising these judgments, the Index Calculation Agent’s status as our affiliate may cause its interests to be adverse to yours. The Index Calculation Agent is not your fiduciary and is not obligated to take your interests into account in calculating the Index. Any actions taken by the Index Calculation Agent in calculating the level of the Index could adversely affect the performance of the Index.

▪	One or more Eligible Market Constituents could be removed from the Index if a Regulatory Event occurs, in which case the universe of Eligible Market Constituents could become smaller. If a Regulatory Event occurs, each affected Eligible Market Constituent will be removed from the Index. If one or more Eligible Market Constituents is removed from the Index, the Index will no longer have potential exposure to the market sector represented by that Eligible Market Constituent, and if all of the Eligible Market Constituents in an asset class are removed, then the Index will no longer have potential exposure to that asset class. That could result in Selected Portfolios that are not as diversified as they would otherwise be and that could have less favorable performance than would have been the case had the relevant Eligible Market Constituent(s) not been removed.

▪	Changes to any Eligible Market Constituent or its underlying index could adversely affect the level of the Index. The sponsor of an Eligible Market Constituent may change the underlying index tracked by the Eligible Market Constituent or make a change to its policies or investment methodologies at any time. The sponsor of the underlying index tracked by an Eligible Market Constituent may add, delete or substitute the components that underlie the index or make other methodological changes to the index at any time. In fact, a number of the Eligible Market Constituents have experienced such changes, as described under “Description of the Citi ETF Market Pilot 5 Excess Return Index—Hypothetical Back-Tested Index Performance Information” in the accompanying index supplement. In addition, the sponsors of the Eligible Market Constituents may terminate the Eligible Market Constituents at any time, and the sponsors of the underlying indices may discontinue or suspend calculation or publication of the

August 2016	PS-13

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on the Citi ETF Market Pilot 5 Excess Return Index Due August-----, 2024

underlying indices at any time. Any change to any Eligible Market Constituent or its underlying index could adversely affect the performance of the Eligible Market Constituent and, therefore, could adversely affect the performance of the Index.

Hypothetical Back-Tested and Historical Index Performance Information

This section contains hypothetical back-tested performance information for the Index. All Index performance information prior to June 30, 2015 is hypothetical and back-tested, as the Index did not exist prior to that date. Hypothetical back-tested Index performance information is subject to significant limitations. The Index Sponsor developed the Index Rules with the benefit of hindsight—that is, with the benefit of being able to evaluate how the Index Rules would have caused the Index to perform had it existed during the hypothetical back-tested period. The fact that the Index generally appreciated over the hypothetical back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the Index methodology. Furthermore, the hypothetical back-tested performance of the Index might look different if it covered a different historical period. The market conditions that existed during the hypothetical back-tested period may not be representative of market conditions that will exist in the future.

The hypothetical back-tested Index levels have been calculated by the Index Sponsor based on the published historical prices of the Eligible Market Constituents and the published historical 3-month U.S. dollar LIBOR rate, applying the Index methodology substantially as described in the accompanying index supplement, except that proxy data for six of the twelve Eligible Market Constituents have been used for certain periods prior to December 4, 2007 when such Eligible Market Constituents did not yet exist. In addition, certain of the Eligible Market Constituents have changed the underlying indices that they seek to track, and the underlying indices tracked by certain of the Eligible Market Constituents have made changes to their rules. As a result of these changes, the underlying indices to be tracked in the future by these Eligible Market Constituents differ in certain respects from the underlying indices tracked by the same Eligible Market Constituents during some or all of the back-tested period. The sponsor of any Eligible Market Constituent or its underlying index may make additional changes in the future. The hypothetical back-tested Index performance may not reflect how the Index would have performed had the relevant Eligible Market Constituents tracked the same underlying indices (with the same rules) during the full back-tested period that they will track in the future. See “Description of the Citi ETF Market Pilot 5 Excess Return Index—Hypothetical Back-Tested Index Performance Information” in the accompanying index supplement for more information.

It is impossible to predict whether the Index will rise or fall. By providing the hypothetical back-tested and historical Index performance information below, we are not representing that the Index is likely to achieve gains or losses similar to those shown. In fact, there are frequently sharp differences between hypothetical performance results and the actual results subsequently achieved by any particular investment. One of the limitations of hypothetical performance information is that it did not involve financial risk and cannot account for all factors that would affect actual performance. The actual future performance of the Index may bear no relation to the hypothetical back-tested or historical performance of the Index.

The graph below depicts the hypothetical back-tested performance of the Index for the period from February 3, 2005 to June 29, 2015 and historical Index performance for the period from June 30, 2015 to July 29, 2016. For information purposes, the graph also depicts the performance of an excess return version of the S&P 500 Index (an equity index that is intended to track the large-capitalization segment of the U.S. equity market), an excess return version of the Barclays U.S. Aggregate Bond Index (a bond index that is intended to track the total U.S. investment grade bond market) and an excess return version of the S&P GSCI Index (a broad-based index of commodity futures) since February 3, 2005. The excess return versions of the S&P 500 Index and the Barclays U.S. Aggregate Bond Index have been calculated by the Index Sponsor by subtracting from the published daily performance of the total return versions of each a notional rate equal to 3-month U.S. dollar LIBOR as in effect as of the prior calendar month end. The excess return version of the S&P GSCI Index is calculated by S&P Dow Jones Indices LLC and does not reflect the notional interest accrual that is reflected in the total return version of the S&P GSCI Index.

August 2016	PS-14

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on the Citi ETF Market Pilot 5 Excess Return Index Due August-----, 2024

The relationship between the performance of the Index and the performance of the other indices shown in the graph above is not an indication of how the performance of the Index may compare to the performance of these other indices in the future. By including performance information for these other indices, no suggestion is made that these are the only alternative indices to which the hypothetical back-tested performance of the Index should be compared. You should independently evaluate an investment linked to the Index as compared to other investments available to you. In particular, you should note that the comparison in the graph above is against the “excess return” performance of the other indices, which reflects the performance of a hypothetical investment in these other indices made with borrowed funds and thus bears a hypothetical interest cost. You should note that an investment linked to these other indices that is not made with borrowed funds would not be reduced by any interest cost. Accordingly, the performance of the other indices shown in the graph above is less than the performance that could be achieved by a fully funded direct investment (i.e., an investment not made with borrowed funds) in these other indices (or related index funds).

Using the hypothetical back-tested and historical Index performance information from the graph above, the table below shows the annualized (annually compounded) performance of the Index as compared to excess return versions of the S&P 500 Index, the Barclays U.S. Aggregate Bond Index and the S&P GSCI Index for the last year, for the last three years and for the last five years.

	Citi ETF Market Pilot 5 Excess Return Index	S&P 500 Index (ER)	Barclays Aggregate U.S. Bond Index (ER)	S&P GSCI Index (ER)
Last 1 Year (since July 31, 2015)	-0.5%	5.1%	5.4%	-22.3%
Last 3 Years (since July 31, 2013)	3.3%	10.8%	3.9%	-23.8%
Last 5 Years (since July 29, 2011)	3.8%	13.0%	3.2%	-16.2%

On July 29, 2016, the closing level of the Index was 1,588.10.

The graph below illustrates the hypothetical back-tested composition of the Selected Portfolio by asset class, based on the target percentage weight of each Eligible Constituent included in the Selected Portfolio as of the relevant monthly Selection Day, from February 3, 2005 to June 29, 2015. The historical composition of the Selected Portfolio, determined in the same way, is shown for the period from June 30, 2015 to July 29, 2016. The graph does not indicate the percentage weight of the Eligible Constituents in the Index, which would depend not only on the percentage weight in the Selected Portfolio but also on the degree of exposure (between 0% and 120%) that the Index had to the excess return performance of the Selected Portfolio during the periods shown. At any time when the

August 2016	PS-15

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on the Citi ETF Market Pilot 5 Excess Return Index Due August-----, 2024

exposure of the Index to the excess return performance of the Selected Portfolio was less than 100%, the Index would have been notionally un-invested to the extent of the difference between the exposure and 100%. The hypothetical back-tested compositions of the Selected Portfolio shown below are subject to the significant limitations on hypothetical back-tested Index information discussed above. The hypothetical back-tested and historical compositions alike may not be indicative of the future compositions of the Selected Portfolio.

The following graph indicates the hypothetical back-tested rolling 20-Day Realized Volatility and the VT Exposure of the Index to the excess return performance of the Selected Portfolio from February 3, 2005 to June 29, 2015. The historical rolling 20-Day Realized Volatility and VT Exposure of the Index to the excess return performance of the Selected Portfolio are shown for the period from June 30, 2015 to July 29, 2016. The hypothetical back-tested 20-Day Realized Volatility and past exposure levels of the Index shown below are subject to the significant limitations on hypothetical back-tested Index information discussed above. The hypothetical back-tested and historical data alike may not be indicative of future volatility and exposure levels.

August 2016	PS-16

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on the Citi ETF Market Pilot 5 Excess Return Index Due August-----, 2024

United States Federal Tax Considerations

In the opinion of our tax counsel, Davis Polk & Wardwell LLP, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment. If you are a U.S. Holder, you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. We are required to construct a “projected payment schedule” in respect of the notes representing a payment the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes at maturity as determined under the projected payment schedule.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes. Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes. Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the note and as capital loss thereafter.

We have determined that the comparable yield for a note is a rate of     %, compounded semi-annually, and that the projected payment schedule with respect to a note consists of a single payment of $      at maturity.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

Subject to the discussions under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of $40.00 for each $1,000 note sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI and their financial advisors collectively a fixed selling concession of $40.00 for each $1,000 note they sell.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes. We expect to hedge our obligations under the notes through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the notes declines. This hedging activity could affect the closing level of the Index and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI

August 2016	PS-17

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on the Citi ETF Market Pilot 5 Excess Return Index Due August-----, 2024

calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the notes is a function of the terms of the notes and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the notes will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately four months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying index supplement, prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying index supplement, prospectus supplement and prospectus, they should obtain independent professional advice.

The notes have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying index supplement, prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the notes will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the notes may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any notes be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the notes are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities

August 2016	PS-18

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on the Citi ETF Market Pilot 5 Excess Return Index Due August-----, 2024

and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any notes referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

The notes are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits. These notes are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2016 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

August 2016	PS-19